Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

United Refining Energy Corp.

New York, New York

We hereby consent to the use in the Prospectus constituting a part of this Post Effective Amendment to the Registration Statement of our report dated November 10, 2009, except for Note 7 which is as of November 23, 2009, relating to the financial statements of United Refining Energy Corp. (the “Company”), which is contained in that Prospectus. Our report contains an explanatory paragraph regarding uncertainties as to the ability of the Company to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP

New York, New York

November 30, 2009